EXHIBIT 10.41

PLACEMENT AGENT AGREEMENT

Alien Technology Corporation, a California corporation (the “Company”), hereby engages Advanced Equities, Inc., an Illinois corporation (“PA”), to assist the Company in obtaining financing through a private placement of the Company’s Series F preferred stock described in the attached Exhibit B (the “Financing”) as follows:

1.	Services.

(a)         PA shall offer participation in the Financing to potential investors which PA reasonably believes are “accredited investors” as defined by Regulation D. Any potential investor in the Financing first introduced by PA to Company will be set forth on Exhibit A (each, a “Qualified Investor”).

(b)         PA acknowledges that (i) the Company is free to contact potential investors directly and engage other agents on its behalf, (ii) the Company may determine, in its sole discretion, whether to accept an offered investment by a Qualified Investor and (iii) the Company is not obligated to compensate PA for investments offered to the Company that the Company does not accept. However, the Company is obligated to accept investments from Qualified Investors up to $20 million as described in the attached termsheet, Exhibit B.

2.	Compensation.

(a)         The Company shall pay PA, as compensation for the services provided by PA hereunder, a fee (the “Fee”) equal to 5% of all funds invested by Qualified Investors in the Financing on or before December 31, 2003. In addition, the Company will also issue warrants to PA in accordance with the attached Exhibit B termsheet.

(b)         In the event that the Company receives equity investments in one or more installments, any amounts earned by PA will be paid within thirty (30) days on a pro rata basis when, as and if the Company actually receives the various installments of the investment giving rise to the Fee.

3.	Term.

(a)         Term. Unless and until terminated as set forth herein, this Agreement will continue in full force and effect for an initial term expiring at the earlier of: (i) the final closing of the Financing; or (ii) December 31, 2003.

(b)         Renewal. Upon expiration of this Agreement pursuant to Section 3(a)(ii), the Company may renew this Agreement on a month-to-month basis by notice to PA at least 30 days prior to such expiration.

(c)         Termination. (i) The Company may terminate this Agreement immediately and without notice in the event of breach by PA of this Agreement, and (ii) either party may terminate this Agreement upon 30 days’ prior written notice to the other party for any reason other than breach by PA of this Agreement. In the event the Company terminates this Agreement pursuant to Section 3(c)(i) PA will not be entitled to any unpaid Fee and the Company will be entitled to all other remedies available under applicable law. In the event the Company terminates this Agreement pursuant to Section 3(c)(ii), PA will be entitled to the Fee with respect to approved Qualified Investors if the Financing closes on or before December 31, 2003.

4.	Performance. In connection with the performance of its duties under this Agreement, PA agrees as follows:

(a)         PA shall act in a manner consistent with the instructions of the Company and comply with all applicable laws, whether foreign or domestic, of each jurisdiction in which PA proposes to carry on the business contemplated by this Agreement. PA shall not take any action or omit to take any action that would cause the Company to violate any law or any applicable exemption from registration under the Securities Act or the Securities Exchange Act.

(b)         PA shall consecutively number each copy of the Company’s Confidential Private Placement Memorandum (the “Memorandum”) provided to it by the Company and shall not distribute copies of any single numbered Memorandum to more than one potential investor. For each numbered Memorandum, PA shall keep a record of when and to whom such Memorandum is given. If PA delivers the Memorandum via electronic mail, PA shall send the Memorandum in the form of an Adobe Portable Document Format, cause the cover message to contain a legend stating that neither the message nor any of its contents or attachments may be forwarded, copied or disseminated to anyone other than the recipient’s attorney or a similar advisor bound by confidentiality, and maintain a copy of the cover message.

(c)         PA shall provide the Company with a copy of each such record upon request by the Company’s counsel for compliance with applicable law or in response to judicial or administrative process.

(d)         PA shall not make any untrue statement of a material fact or omit to state any fact necessary to make any statement made not misleading. PA shall provide information regarding the Company only as contained in the Memorandum.

(e)         PA shall not engage in any form of general solicitation or general advertising. For example PA shall not mention the Company in any public medium without the written permission of the Company.

(f)         Before mentioning or sending any material related to the Company to any potential investor, PA shall, on the basis of PA’s prior relationship with the potential offeree, reasonably believe that the potential offeree is: (x) an “accredited investor” and (y) so sophisticated and knowledgeable in business and financial matters that the potential offeree is capable of evaluating the merits and risks of an investment in the Company.

(g)         PA shall cause its employees and affiliates to comply with all of the foregoing provisions of this Section 4.

5.	Representations and Warranties.

(a)         PA represents and warrants that PA has and will maintain during this agreement all licenses, registrations, permits and other authorizations required for PA to perform the activities and receive the compensation contemplated by this Agreement in each jurisdiction in which PA proposes to engage in such activities. In particular, but without limiting the generality of the foregoing, PA is and will be duly licensed or registered as a broker dealer or registered representative of a broker dealer under the Exchange Act and under the laws of each jurisdiction requiring such licensing or registration.

(b)         The Company represents and warrants that the Memorandum, as amended or supplemented by any other written materials delivered to a Qualified Investor before the Company accepts that Qualified Investor’s investment, contains and will contain no misrepresentation of a material fact, and does not and will not omit a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, provided that PA has promptly transmitted to any Qualified Investor whose proposed investment the Company has not yet accepted a copy of any such amendment or supplement to the Memorandum.

6.	Indemnification.

(a)         The Company agrees to indemnify and hold harmless PA, its officers, directors, employees, legal counsel and its affiliates (each, a “PA Indemnified Party”) against any and all losses, claims, damages, liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a PA Indemnified Party) caused by or arising out of (i) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by the Company, its officers or representatives to PA, or the omission or the alleged omission to state to PA a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to the Company by PA), or (ii) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in any document furnished to the Qualified Investors, or the omission or the alleged omission to state in the documents furnished to the Qualified Investors a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by the Company for use in the documents furnished to the Qualified Investors. The Company agrees to reimburse the PA Indemnified Party for any reasonable expense (including reasonably fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the PA Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the

PA Indemnified Party or any obligation hereunder. The Company’s obligations under this Section 6(a) shall be limited to the net amount of funds received from investors on which the Company paid a fee to PA.

(b)         PA agrees to indemnify and hold harmless the Company, its officers, directors, employees, legal counsel and its affiliates (each, a “Company Indemnified Party”) against any and all losses, claims, damages and liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a Company Indemnified Party) caused by or arising out of (i) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by PA to the Qualified Investors, or the omission or the alleged omission to state to the Qualified Investors a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to PA by the Company), (ii) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in any document furnished to the Qualified Investors, or the omission or the alleged omission to state in the documents furnished to the Qualified Investors a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by PA for use in the documents furnished to the Qualified Investors, (iii) any breach or alleged breach of any representation, warranty or covenant made by PA in this Agreement, or (iv) PA’s bad faith, gross negligence or willful misconduct in performing the services described herein. PA agrees to reimburse the Company Indemnified Party for any reasonable expense (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the Company Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Company Indemnified Party of any obligation hereunder. PA’s obligations under this Section 6(b) shall be limited to the amount of the Fee paid to it by the Company.

(c)         This Section 6 will survive expiration or termination of this Agreement.

7.      Confidentiality. PA will maintain in confidence and will not use for its own benefit or other than for the performance of its obligations under this Agreement: any inventions, confidential know-how, trade secrets and other non-public information and data disclosed to it by the Company, and it will not divulge the same to any other persons until such time as the information becomes a matter of public knowledge. This Section will survive expiration or termination of this Agreement.

8.      Expenses. PA will not be reimbursed for its expenses in connection with fulfilling its obligations under this Agreement, except payment of investors’ counsel as provided by Exhibit B.

9.      Independent Contractor. PA will perform its services hereunder as an independent contractor, and nothing in this Agreement will in any way be construed to constitute PA the agent, employee or representative of the Company. Neither PA nor any agent acting on behalf of PA will enter into any agreement or incur any obligations on the Company’s behalf or commit the Company in any manner or make any representations, warranties or promises on the Company’s behalf or hold itself (or allow itself to be held) as having any authority whatsoever to bind the Company without the Company’s prior written consent, or attempt to do any of the foregoing.

10.	General.

(a)         Arbitration. Except as otherwise provided by law, the parties hereto agree that any dispute or controversy arising out of, relating to or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the commercial dispute resolution rules then in effect of the American Arbitration Association. The Arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

(b)         Covenant against Assignment. This Agreement is personal to the parties hereto, and accordingly neither the Agreement nor any right hereunder or interest herein may be assigned or transferred or charged or otherwise dealt with by either party without the express written consent of the other. Notwithstanding the foregoing, however, the Company will be entitled to assign this Agreement and the Company’s rights hereunder to a successor to all or substantially all of its assets, whether by sale, merger or otherwise.

(c)         Entire Agreement; Amendment. This Agreement and the attached exhibits constitute the entire contract between the parties with respect to the subject matter hereof and supersede any prior agreements between the parties. This Agreement may not be amended, nor any obligation hereunder waived, except by an agreement in writing executed by, in the case of an amendment, each of the parties hereto, and, in the case of a waiver, by the party waiving performance.

(d)         No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(e)         Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions will nevertheless remain effective and will remain enforceable to the greatest extent permitted by law.

(f)         Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or PA pursuant to the terms of this Agreement must be in writing and will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation) to the number provided to the other party or such other number as a party may request by notifying the other in writing, (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the party at the address previously provided to the other party or such other address as a party may request by notifying the other in writing.

(g)         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

The parties have executed this Placement Agent Agreement as of May 16, 2003.

ALIEN TECHNOLOGY CORPORATION

Signature of Authorized Signatory

Name and Title of Authorized Signatory

PLACEMENT AGENT

Name of PA

Signature of Authorized Signatory

Name and Title of Authorized Signatory

Exhibit A

QUALIFIED INVESTORS

Name and Address of Qualified Investor		Company Initialed Approval.

1.	Advanced Equities Investments VI, LLC 311 S. Wacker, Suite 1650 Chicago, IL 60606	Approved

2.	Advanced Equities Venture Partners 311 S. Wacker, Suite 1650 Chicago, IL 60606	Approved

3.	DDD LLC 333 Corporate Woods Parkway Vernon Hills, IL 60061	Approved

4.	HS Partners Holdings III, L.P. 2101 East Coast Highway Corona Del Mar, CA 92625	Approved

5.	R.E. & M Petersen Living Trust 1/17/83 2041 Rosecrans, Suite 363 El Segundo, CA 90249	Approved

6.	Andrew Cader 101 Dale Avenue Aspen, CO 81611	Approved

7.	Forsythe Technology 7500 Frontage Road Skokie, IL 60077	Approved

Exhibit B

Placement Agreement

Alien Technology and AEI

ALIEN TECHNOLOGY CORPORATION

SUMMARY OF TERMS

SERIES F PREFERRED STOCK

This proposed summary of terms relates to the proposed placement of shares of Series F Preferred Stock of Alien Technology Corporation by Advanced Equities, Inc. (“AEI”) This term sheet is to be used as the basis for preparation of definitive offering documents and other documentation to be executed and delivered in connection with this placement and there is no obligation on the part of any negotiating party until such definitive documentation is signed by all parties. This term sheet is non-binding does not constitute either an offer to sell or an offer to purchase securities.

Issuer:	Alien Technology Corporation, a California corporation (the “Company”).

Type of Security:	Series F Preferred Stock (“Series F Preferred” or “Series F Shares”).

Amount:

Gross proceeds of a minimum of $20,000,000 up to a maximum of $30,000,000. AEI will raise a minimum of $15,000,000 and Company affiliated investors (existing investors and Company partners) will invest a minimum of $5,000,000 with a target of $15,000,000.

•       If the Company receives commitments from AEI Investors (investors originally solicited by AEI) and Company Investors to purchase more than $30,000,000 of Series F Preferred, all subscriptions will be reduced proportionally such that the Company sells $30,000,000 of Series F.

•       If Company Affiliated Investors (existing Alien investors, Alien customers and partners and any new investors originally solicited by Alien) commit to purchase at least $5,000,000 but less than $15,000,000 of Series F, then each AEI Investor will have the right to purchase, pro-rata based on AEI Investor commitments, additional Series F Shares up to a total offering of $30,000,000.

•       Company and AEI agree to a first closing at such time as a total of $15,000,000 has been subscribed by AEI investors and $5,000,000 has been subscribed by Company affiliated investors. The Company will at the request of AEI diligently pursue additional investment after the first closing until such time as total investment Series F shares is $25,000,000 .

Exhibit B

Placement Agreement

Alien Technology and AEI

Pre-Financing Capitalization:	$100,000,000

Closing Date:	The closing date of the sale of Series F Preferred will be June 30, 2003

Use of Proceeds:	The net proceeds from the sale of the Series F Preferred will be used primarily for working capital and general corporate purposes, except as otherwise provided in the PPM.

Other Series of Preferred Stock:	The Company has five other series of Preferred Stock. The Series F Preferred will rank on parity in all rights with the Series E Preferred Stock (“Series E Preferred”). In addition, the Series F will be pari passu with the Series E Preferred in respect of the dissolution, liquidation or winding-up of the Company.

Dividends	The Series F will be paid dividends pari passu with the Series E Preferred.

Liquidation Preference:	In the event of any liquidation, dissolution or winding up of the Company, holders of Series F Preferred will be entitled to an amount equal to 50% times the purchase price per share of such Preferred Stock, plus any accrued but unpaid dividends thereon before any payments are made to holders of prior classes of preferred stock or Common Stock of the Company. Any remaining amounts will be distributed ratably to all preferred shareholders on an as-converted basis until such time as all preferred shareholders have received an amount equal to one times the purchase price per share of such Preferred Stock plus any accrued but unpaid dividends. Any remaining amounts will be distributed ratably to all shareholders on an as-converted basis until such time as the Series F shareholders have received twice their investment [this is pari-passu with the existing terms for all series of pfd.]. An acquisition of the Company in which its stockholders immediately prior to such event do not own a majority of the outstanding shares of the surviving corporation or the sale of all or substantially all of the assets of the Company, will be treated as a liquidation (collectively, a “Liquidation Event”).

Conversion/Antidilution:	Series F Preferred will be convertible in whole or in part, initially on a one for one basis, into shares of Common Stock. The conversion price of the Series F Preferred will be subject to

Exhibit B

Placement Agreement

Alien Technology and AEI

adjustment to prevent dilution in the event that the Company issues additional shares (other than (i) shares issued upon exercise of stock options that are approved by the Board of Directors and are issued pursuant to the Company’s stock option plan, (ii) shares issued in public offerings, (iii) shares issued in acquisitions of other companies, (iv) shares issued in lease or loan transactions and (v) shares issued in connection with conversion of Preferred stock) at a purchase price less than the Series F Preferred original purchase price. In such event, the conversion price will be adjusted on a weighted average basis pari-passu with Series A, B, C, D and E. There will also be proportional adjustments for stock splits, stock dividends, reclassification and the like.

Automatic Conversion:	The Series F Shares will be automatically converted into common stock of the Company (the “Common Stock”), at the then applicable conversion price, (i) upon the closing of a sale of the Company’s shares of Common Stock pursuant to a firm commitment underwritten public offering by the Company at a market capitalization of not less than $250,000,000 with proceeds (prior to underwriter commissions and discounts) equal to or greater than $25,000,000 or (ii) with the written consent of a majority of all Preferred Stock.

Voting Rights:	Except as otherwise required by law or as provided herein, holders of Series F Preferred shall have a number of votes equal to the number of shares of Common Stock into which their Series F Shares could be converted and shall have the same voting rights as the Series E Preferred, voting together with the other shares of preferred stock as a single class, except as provided in the paragraph below. In addition, to the extent approval of any action by at least fifty percent (50%) of the outstanding Preferred Stock would adversely affect one series of Preferred Stock but not the other series, the adversely affected series will have a separate series vote on such action.

Protective Provisions:	The holders representing at least fifty percent (50%) of the outstanding Series F Preferred, voting as a single class, will be required to approve any action that would: (i) restrict the payment of dividends on the Series F Preferred or the conversion of such stock into Common Stock; (ii) redeem any outstanding Preferred Stock ; (iii) repurchase any shares of Common Stock except repurchases approved by the Board pursuant to plans or agreements with employees, directors or consultants; (iv) declare or pay any dividend except as permitted by the Restated Certificate

Exhibit B

Placement Agreement

Alien Technology and AEI

Observer Rights:

One representative of AEI, for so long as the AEI Investors it represents hold 5,000,000 shares of the Preferred, will have the right to receive notice of and attend all meetings of the Board of Directors and any committees (except for executive sessions of the board or its committees) in a non-voting, observer capacity and to receive copies of all information delivered to the Board members simultaneously with such delivery.

Any AEI investor investing at least $10,000,000 will have the right to nominate a director with suitable industry experience and reasonably acceptable to the Company’s Board of Directors.

Registration Rights:	Pari-passu with the Series E Preferred.

Financial Information Rights:

Upon request, all Series F Preferred holders shall be entitled to receive from the Company:

(i)      Within 90 days after the end of each fiscal year, annual financial statements prepared in accordance with GAAP, audited and certified by the Company’s independent public accountants;

(ii)     Within 30 days prior to the beginning of each fiscal year, a business plan and operating budget for the next fiscal year; and

(iii)    Within 45 days after the end of each quarter of each fiscal year, unaudited financial statements.

Right of First Offer:	The holders of Series F Preferred will have the right to participate in any future issuance of the Company capital stock upon the terms of such issuance to an extent that allows such holders to maintain their percentage ownership interests in the Company immediately prior to such issuance, subject to exceptions for issuances in connection with (i) conversions of Preferred Stock, (ii) public offerings, (iii) acquisitions of other companies, (iv) stock splits, and (v) exercises of options approved by the Board of Directors.

Purchase Agreement:	The sale of the Series F Preferred will be made pursuant to a purchase agreement substantially the same as the Series E Preferred Stock Purchase Agreement in form and substance acceptable to Advanced Equities. Counsel to the Company shall draft the purchase agreement and other closing documents, with

Exhibit B

Placement Agreement

Alien Technology and AEI

review and comment by AEI and shall provide the same type of legal opinion with regard to the Offering as counsel provided in the Company’s Series E financing.

Formation of LLC:	AEI shall engage their attorneys to form an LLC for investors who invest less than $1,000,000 in the offering. All such investors must be accredited for purposes of purchasing non publicly traded securities.

Right to Future Financings:	AEI shall have the right for 18 months after the closing to participate in future private debt or equity offerings the Company undertakes. AEI will be compensated in a similar fashion to the other investment banks for their participation on the basis of the portion of such financing raised directly by them. In addition, the Company will grant AEI the right to participate in the underwriting syndicate as the seller of up to 7% of the total IPO amount for any such offerings initiated within 42 months after the closing of the F financing.

Placement Fees:

The Company and AEI shall execute a standard placement agent agreement as soon as is practicable, but no later than the first date that Series F Preferred is offered or sold. AEI’s fees will be: (i) a cash fee equal to 5% of the gross proceeds of all sales of Series F Preferred, except sales by the Company of Series F Preferred to Company Affiliated investors (holders of Series A through E Preferred Stock, new investors originally solicited by the Company and customers or partners of the Company that elect to invest in this financing such as Gillette, Manhattan Associates, ST Microelectronics etc., the “Exempt Investors”), payable at closing; and (ii) a warrant to purchase a number of shares equal to:

•      5% if a first closing of at least $20,000,000 takes place on or before June 30, 2003

•      4% if a first closing of at least $20,000,000 takes place on or before July 7, 2003

•      3% if a first closing of at least $20,000,000 takes place on or before July 14, 2003

•      2% if a first closing of at least $20,000,000 takes place on or before July 21, 2003

•      1% if a first closing of at least $20,000,000 takes place on or before July 28, 2003

•      0% if a first closing of at least $20,000,000 takes place after July 28, 2003

•      on or before July 28, 2003

Exhibit B

Placement Agreement

Alien Technology and AEI

of the number of shares of Series F Preferred sold in the Offering to investors other than the Exempt Investors, exercisable at a price equal to the purchase price of the Series F Preferred, with other standard terms and conditions including cashless exercise and assignability provisions, issued at closing. AEI shall participate in the selection of counsel to represent investors in the closing. Company will pay such counsel within 10 days after the financing closes up to$25,000 for their actual fees and costs evidenced by a reasonably detailed invoice.

Acknowledged and Agreed to:	The Company:

Its President and CEO

AEI:

Dwight Badger / President